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                                                                   Exhibit 10.30

                 SUMMARY OF NOVELIS FOUNDERS PERFORMANCE AWARDS


PURPOSES

The purposes of the Novelis Founders Performance Awards (the "Plan") are (i) to promote alignment of key executives with critical new share price targets for Novelis, (ii) to provide a one-time additional compensation opportunity for the key executives who will have the most significant impact on future Novelis share price, and (iii) to align the financial interests of the key executives with the shareholders to create a "win-win" proposition. The key executives selected by Novelis Management and approved by the Human Resources Committee (the "Committee") will participate in the Plan.

AWARDS

The Plan provides for the award of Performance Share Units ("PSUs") if certain Novelis share price improvement targets are achieved within the prescribed time periods. There will be three equal (in number of PSUs) tranches of PSUs and each tranche will have a specific share price improvement target. For the first tranche of PSUs, the target applies for the period March 24, 2005 through March 23, 2008. For the second tranche, the target applies for the period March 24, 2006 through March 23, 2008. For the third tranche, the target applies for the period March 24, 2007 through March 23, 2008.

PSUs are valued on a one-for-one basis with a share of Novelis stock. PSUs that are awarded are paid in cash at the time prescribed by the Plan. The value of the PSUs to be paid will be determined at the time of the payment and will be subject to the changes in the price of Novelis shares (up or down) until payment is made.

If awarded, a particular tranche will be paid on the later of six months from the date of the award or twelve months after the start of the performance period and will be based on the stock price. The price of the PSUs will be the average of the daily closing prices on the NYSE for the last five (5) trading days prior to the payment date. This price can be higher or lower than the share price improvement target based on actual market prices at the time of the payment. The payment will be made in cash and will be subject to required withholding taxes.

Upon the occurrence of a Change of Control Event (as defined in the Separation Agreement relating to Novelis's separation from Alcan), all PSUs awarded prior to the Change of Control Event will be paid.

Upon the occurrence of a termination as the result of retirement, death or disability, all PSUs awarded prior to the termination will be paid at the same time as for active Participants. For all other terminations, all PSUs, whether awarded or not, will be forfeited.

ADMINISTRATION, AMENDMENT AND TERMINATION

The Plan shall be administered by the Committee. The Committee shall have full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable for the administration of the Plan.

The Novelis Board of Directors (the "Board") may at any time and from time to time amend, suspend or terminate the Plan in whole or in part. No such amendment, suspension or termination may, without the consent of the Participant to whom PSUs have been awarded, adversely affect the rights of such Participant with regard to those awarded PSUs.